Nord Pacific Limited 2727 San Pedro, NE, Suite 116 Albuquerque, NM 87110 Tel: (505) 872-2470 Fax: (505) 830-9332 Pink Sheets: NORPF.PK

March 17, 2004

For Immediate Release

Nord Pacific Announces Recent Developments
Regarding Borrowings and Court Proceeding

            Albuquerque, N.M.  Nord Pacific Limited announced today two developments.  On March 9, 2004, Nord Pacific obtained a second loan under the credit facility agreement with Allied Gold Limited.  An initial loan under this facility was obtained in January 2004.  The second loan is in the amount of $272,223 in exchange for convertible notes.  If Allied converts the notes for the second loan (which would be at $0.05 per share for $72,353 and $0.10 per share for $199,870 of the second loan), Allied Gold would increase its ownership to a total of 40.2% of the then outstanding common shares of Nord Pacific.

In March 2004, PGM Ventures Corporation ("PGM") and Warrama Consulting Property Limited ("Warrama") filed a motion with the Court of Queen's Bench of New Brunswick requesting that PGM and Warrama be added as parties in the proceeding of Nord Resources Corporation vs. Nord Pacific Limited and certain directors.  This legal proceeding related to, among other things, the issuance of shares to certain directors and officers and the election of directors.  Nord Pacific and Nord Resources agreed to the settlement of this litigation in December 2003 just prior to Nord Pacific entering into an arrangement agreement with Allied Gold Limited.  In the motion, PGM and Warrama claim to be shareholders of Nord Pacific, owning 5,000 and 75,000 shares, respectively, and they claim that actions of the Nord Pacific Board regarding the arrangement with Allied Gold have been, among other things, oppressive and unfair and have been done without proper care.  They request the Court to declare all directors meetings since June 28, 2003 as null and void, set aside transactions with Allied Gold, and invalidate 5,200,000 common shares issued previously to certain directors.  Nord Pacific intends to defend vigorously the interests of Nord Pacific and its shareholders.  A court hearing on the motion of PGM and Warrama is scheduled to be held on March 23, 2004.

PGM may have motivations other than the interests of Nord Pacific's shareholders.  As previously reported, PGM stated in a press release dated January 14, 2004 that PGM "is making" a bid for all issued and outstanding shares of Nord Pacific.  Nord Pacific has not received an offer or documents for an offer by PGM.  PGM is also a party with Nord Pacific to two joint ventures, the Simberi Mining Joint Venture and the Tabar Exploration Joint Venture.  Warrama has been a financial adviser to Nord Pacific and to the Simberi Joint Venture.  Warrama has also stated in a court filing that Warrama was retained in January 2004 by PGM to assist with the development, promotion and enhancement of PGM or its affiliated company's current economic interest in the Simberi Joint Venture.  Nord Pacific is of the view that Warrama has a significant conflict of interest in this matter.

Subject to confirmation of funds expended, PGM may have earned a 50% interest in the Simberi Joint Venture.  If Nord Pacific cannot meet its share of expenses in the joint venture, PGM could dilute Nord Pacific's interest in the Simberi Joint Venture to 15%, with PGM's interest rising to up to 85%.  Similar provisions apply in the TabarJjoint Venture.

Nord Pacific has been using funds borrowed from Allied Gold to support its operations and meet its equity requirements for the Simberi Joint Venture in order to preserve its participating interest in such joint venture as an asset for all of its shareholders.  If these loans by Allied Gold had to be repaid, Nord Pacific would be unable to meet the equity requirements of its Simberi Joint Venture and if PGM were to fund the additional equity requirements for the Simberi Joint Venture, then (as stated above) under the joint venture agreement PGM would be able to increase its participating interest in the Simberi Joint Venture at the expense of Nord Pacific's participating interest.

            For further information, please contact:  Mark R. Welch, President & CEO
                                                                        Nord Pacific Limited
                                                                        505-872-2470

Not an Offer of Securities or Solicitation of a Proxy.

This communication is not a solicitation of a proxy from any security holder of Allied Gold or Nord Pacific, nor is this communication an offer to purchase nor a solicitation to sell securities.  Any offer or solicitation will be made only through an information circular; proxy statement or similar document.  Investors and security holders are strongly advised to read such document regarding the proposed business combination referred to in this communication, if and when such document is filed and becomes available, because it will contain important information for them to consider with their vote.  Any such document would be filed by Nord Pacific with the U.S. Securities and Exchange Commission ("SEC") and would be available at the SEC's web site, www.sec.gov, and by Allied Gold with the Australian Stock Exchange.  Nord Pacific, its directors, executive officers and certain employees may be considered "participants in the solicitation" of proxies from Nord Pacific's shareholders in connection with the proposed business combination.  Information regarding such persons and descriptions of their interests in the proposed business combination and related transactions will be contained in the proxy statement of Nord Pacific when it is filed.

Solicitation/Recommendation Statement

Investors and security holders are strongly urged to read any solicitation/recommendation statement of Nord Pacific regarding any offer of PGM (if and when made) because it will contain important information.  Any such solicitation/recommendation statement and other documents filed by Nord Pacific with the U.S. Securities and Exchange Commission ("SEC") would be available for free at the SEC's web site, www.sec.gov. or from Nord Pacific.